Exhibit 99.1

Earnings Release

Supplemental Data | First Quarter 2021

MAA

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	7
Share and Unit Data	7
Consolidated Balance Sheets	8
Reconciliation of Non-GAAP Financial Measures	9
Non-GAAP Financial Measures	12
Other Key Definitions	13
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Interior Redevelopment Pipeline/Multifamily Lease-up Communities/Debt and Debt Covenants as of March 31, 2021	S-7
2021 Guidance/ Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share Guidance	S-9
Credit Ratings/Common Stock/Investor Relations Data	S-10

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS

GERMANTOWN, TN, April 28, 2021/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended March 31, 2021.

First Quarter 2021 Operating Results	Three months ended March 31,
	2021	2020
Earnings per common share - diluted	$0.40	$0.31

Funds from operations (FFO) per Share - diluted	$1.50	$1.37

Core FFO per Share - diluted	$1.64	$1.62

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders and an expanded discussion of the components of FFO and Core FFO can be found later in this release. FFO per Share – diluted and Core FFO per Share –diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “First quarter results were ahead of expectations.  We are encouraged with the trends in rent growth and continued strong occupancy, reflecting the growing demand for apartment housing across our Sunbelt markets.  We believe our uniquely diversified portfolio across this high-growth region has MAA well positioned as the economy and employment markets begin to recover.  Our development pipeline continues to expand and we look forward to increasing FFO growth from this group of properties over the next couple of years.”

First Quarter 2021 Highlights

•

Property revenues from the Same Store Portfolio increased 1.4% during the first quarter of 2021 as compared to the same period in the prior year.  Results were driven by a 1.3% growth in Average Effective Rent per Unit for the Same Store Portfolio.

•

Positive momentum in rental pricing continues as Same Store Portfolio blended pricing for both new and renewal leases effective during the first quarter increased 2.7% as compared to expiring leases, which is slightly ahead of the blended pricing MAA achieved in the first quarter of 2020 prior to the onset of the COVID-19 pandemic.

•

Various programs introduced and actions taken by MAA to assist its residents impacted by the COVID-19 pandemic continued to have a positive impact through the first quarter of 2021.  The number of MAA residents seeking rental deferral has continued to decline with only 0.02% of rents billed in April 2021 requesting a 30-day deferral.  Through April 27, 2021, combined cash collections and outstanding 30-day deferral obligations represented 98.7% of billed residential rent for April, up 10 basis points from the combined collections and deferrals of billed residential rent for March as of March 27, 2021.

•

Property operating expenses for the Same Store Portfolio increased 5.4% during the first quarter of 2021 as compared to the same period in the prior year.  As MAA expected, growth in insurance expenses, utility costs and marketing costs contributed to the increase.

•	Net Operating Income (NOI) from the Same Store Portfolio decreased 0.9% during the first quarter of 2021 as compared to the same period in the prior year.
•	Resident turnover remained low as resident move outs for the Same Store Portfolio for the first quarter of 2021 was 46.6% on a rolling twelve month basis.
•	MAA completed redevelopment of 964 apartment homes during the first quarter of 2021, capturing average rental rate increases of approximately 10% above non-renovated units.
•	MAA continues its initiative focused on installation of new Smart Home technology at select apartment communities, with 13,975 unit installations completed during the first quarter of 2021.
•	During the first quarter of 2021, MAA completed the development of MAA Frisco Bridges II in the Dallas, Texas market.
•

As of the end of the first quarter of 2021, MAA had seven properties under development, representing 2,259 units once complete, with a total projected cost of $528.0 million and an estimated $193.7 million remaining to be funded.

•

As of the end of the first quarter of 2021, MAA had two properties in their initial lease-up with physical occupancy averaging 75.6%.  One property is expected to stabilize in the second quarter of 2021 and the other property is expected to stabilize in the first quarter of 2022.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned and stabilized by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 1.4% during the first quarter of 2021 was primarily a result of a 1.3% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 95.7% for the first quarter of 2021, consistent with the same period in the prior year.  Same Store Portfolio lease pricing for leases effective during the first quarter of 2021, as compared to the prior lease, decreased 0.8% for new leases, increased 6.9% for renewing leases and increased 2.7% for both new and renewing leases on a combined basis.  Property operating expenses for the Same Store Portfolio increased 5.4% for the first quarter of 2021 as compared to the same period in the prior year.  Growth in insurance expenses, utility costs and marketing costs contributed to the increase. The marginal expense from the rollout of the new high-speed bulk cable internet package contributed 0.8% in expense growth for the Same Store Portfolio during the first quarter of 2021.  The expense associated with the high-speed bulk cable internet package is reflected in Utilities in Same Store Portfolio Property Operating Expenses presented on page S-3 of the supplemental data schedules. These changes resulted in a Same Store NOI decrease of 0.9% for the first quarter of 2021 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity

In April 2021, MAA acquired an 11 acre land parcel located in the Atlanta, Georgia market and a 9 acre land parcel located in the Salt Lake City, Utah market through joint ventures for future development.

MAA is currently under contract to sell its four Jackson, Mississippi multifamily properties and expects to close on the dispositions in the third quarter of 2021.

Development and Lease-up Activity

As of the end of the first quarter of 2021, MAA had seven development communities under construction.  MAA expects to complete construction of four of these development communities in 2021, two in 2022 and one in 2023.  Total development costs for the seven communities are projected to be $528.0 million, of which an estimated $193.7 million remained to be funded as of the end of the first quarter of 2021.  The expected average stabilized NOI yield on these communities is 6.0%. During the first quarter of 2021, MAA funded $64.3 million of costs for current and future projects, including predevelopment activities related to a land parcel located in the Denver, Colorado market.

As of the end of the first quarter of 2021, MAA had two apartment communities, representing a total of 516 units, in initial lease-up: Copper Ridge II, located in Ft. Worth, Texas and MAA Frisco Bridges II, located in Dallas, Texas.  Physical occupancy for these lease-up projects averaged 75.6% at the end of the first quarter of 2021.

Property Redevelopment and Repositioning Activity

MAA continued its interior redevelopment program at select apartment communities throughout the portfolio.  During the first quarter of 2021, MAA redeveloped the interior of 964 units at an average cost of $5,556 per unit, achieving average rental rate increases of approximately 10% above non-renovated units.

MAA continued its Smart Home technology initiative (mobile control of lights, thermostat and security, as well as leak monitoring) at select apartment communities.  During the first quarter of 2021, 13,975 units were installed at an average cost of $1,321 per unit, achieving an average rental rate increase of approximately $25 per unit.

During the first quarter of 2021, MAA continued its program to upgrade and reposition the amenity and common areas at select properties. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8%.  Eight properties were selected in 2020 for this program.  As of March 31, 2021, work has been completed at six of these properties with redevelopment work at the remaining two properties expected to be completed by the end of the third quarter of 2021.  For the first quarter of 2021, MAA spent $0.7 million on this program. MAA is currently in the planning phase for similar repositioning projects at 10 additional properties, with work likely to commence later in 2021.

Capital Expenditures

Recurring capital expenditures totaled $12.6 million for the first quarter of 2021, or approximately $0.10 per diluted common share and unit (Share), as compared to $14.6 million, or $0.13 per Share, for the same period in the prior year.  These expenditures led to Core Adjusted Funds from Operations (Core AFFO) of $1.54 per Share for the first quarter of 2021, compared to $1.49 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the first quarter of 2021 were $36.6 million, as compared to $27.9 million for the same period in the prior year. These expenditures led to Funds Available for Distribution (FAD) of $145.2 million for the first quarter of 2021, compared to $148.8 million for the same period in the prior year.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Financing Activities

As of March 31, 2021, MAA had $644.2 million of combined cash and available capacity under its operating partnership’s (Mid-America Apartments, L.P., referred to as MAALP or the Operating Partnership) unsecured revolving credit facility, net of commercial paper borrowings.

In February 2021, MAALP retired a $118.6 million mortgage associated with eight apartment communities prior to its June 2021 maturity.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the first quarter of 2021 were $121.4 million, as compared to $118.3 million for the same period in the prior year.

Balance Sheet

As of March 31, 2021:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 31.6%;
•	Total debt outstanding was $4.7 billion with an average effective interest rate of approximately 3.4%;
•	91.7% of total debt was fixed against rising interest rates for an average of approximately 7.7 years; and
•	Unencumbered NOI was 95.3% of total NOI.

109th Consecutive Quarterly Common Dividend Declared

MAA declared its 109th consecutive quarterly common dividend, which will be paid on April 30, 2021 to holders of record on April 15, 2021.  The current annual dividend rate is $4.10 per common share.

2021 Net Income per Diluted Common Share, Core FFO per Share and Core AFFO per Share Guidance

MAA is updating and increasing its prior 2021 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share.

FFO, Core FFO and Core AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP measures found later in this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT's, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations.  MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Earnings:	Full Year 2021
Earnings per common share - diluted	$3.34 to $3.64
Midpoint	$3.49
Core FFO per Share - diluted	$6.35 to $6.65
Midpoint	$6.50
Core AFFO per Share - diluted	$5.67 to $5.97
Midpoint	$5.82

MAA Same Store Communities:
Property revenue growth	1.00% to 3.00%
Property operating expense growth	3.00% to 5.00%
NOI growth	0.00% to 2.00%

MAA expects Core FFO for the second quarter of 2021 to be in the range of $1.53 to $1.69 per Share, or $1.61 per Share at the midpoint.  MAA does not forecast Net income per diluted share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call

Supplemental data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss first quarter results on April 29, 2021, at 9:00 AM Central Time.  The conference call-in number is 877-830-2598.  You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com.  MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of March 31, 2021, MAA had ownership interest in 102,772 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements regarding the potential impact of the ongoing COVID-19 pandemic on our business, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•

inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	material changes in operating costs, including real estate taxes, utilities and insurance costs;
•	inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•	level and volatility of interest or capitalization rates or capital market conditions;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•	the effect of the phase-out of the London Interbank Offered Rate (LIBOR) as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•

significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;

•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory developments;
•	extreme weather, natural disasters, disease outbreak and other public health events;
•	legal proceedings or class action lawsuits;
•	impact of reputational harm caused by negative press of our actions or policies, whether or not warranted;
•	compliance costs associated with numerous federal, state and local laws and regulations; and
•	other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended March 31,
	2021	2020
Rental and other property revenues	$425,005	$418,098

Net income available for MAA common shareholders	$46,271	$35,726

Total NOI (1)	$262,537	$264,926

Earnings per common share: (2)
Basic	$0.40	$0.31
Diluted	$0.40	$0.31

Funds from operations per Share - diluted: (2)
FFO (1)	$1.50	$1.37
Core FFO (1)	$1.64	$1.62
Core AFFO (1)	$1.54	$1.49

Dividends declared per common share	$1.025	$1.000

Dividends/Core FFO (diluted) payout ratio	62.5%	61.7%
Dividends/Core AFFO (diluted) payout ratio	66.6%	67.1%

Consolidated interest expense	$39,672	$43,482
Mark-to-market debt adjustment	(83)	34
Debt discount and debt issuance cost amortization	(1,260)	(1,190)
Capitalized interest	2,550	1,391
Total interest incurred	$40,879	$43,717

Amortization of principal on notes payable	$515	$1,740

(1)

A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.

(2)	See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	March 31, 2021	December 31, 2020
Gross Assets (1)	$14,736,895	$14,609,896
Gross Real Estate Assets (1)	$14,538,144	$14,407,418
Total debt	$4,657,585	$4,562,712
Common shares and units outstanding	118,462,055	118,431,384
Share price	$144.36	$126.69
Book equity value	$6,037,361	$6,103,805
Market equity value	$17,101,182	$15,004,072
Net Debt/Adjusted EBITDAre (2)	4.90x	4.81x

(1)	A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)

Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre and Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended March 31,
	2021	2020
Revenues:
Rental and other property revenues	$425,005	$418,098
Expenses:
Operating expenses, excluding real estate taxes and insurance	95,961	91,368
Real estate taxes and insurance	66,507	61,804
Depreciation and amortization	131,503	126,388
Total property operating expenses	293,971	279,560
Property management expenses	12,939	14,643
General and administrative expenses	12,979	13,264
Interest expense	39,672	43,482
Loss on sale of depreciable real estate assets	—	29
Loss on sale of non-depreciable real estate assets	—	376
Other non-operating expense	15,913	28,532
Income before income tax expense	49,531	38,212
Income tax expense	(999)	(667)
Income from continuing operations before real estate joint venture activity	48,532	37,545
Income from real estate joint venture	332	407
Net income	48,864	37,952
Net income attributable to noncontrolling interests	1,671	1,304
Net income available for shareholders	47,193	36,648
Dividends to MAA Series I preferred shareholders	922	922
Net income available for MAA common shareholders	$46,271	$35,726

Earnings per common share - basic:
Net income available for common shareholders	$0.40	$0.31

Earnings per common share - diluted:
Net income available for common shareholders	$0.40	$0.31

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended March 31,
	2021	2020
Net Income Shares (1)
Weighted average common shares - basic	114,263	114,111
Effect of dilutive securities	312	383
Weighted average common shares - diluted	114,575	114,494
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,318	118,176
Weighted average common shares and units - diluted	118,456	118,344
Period End Shares And Units
Common shares at March 31,	114,409	114,279
Operating Partnership units at March 31,	4,053	4,059
Total common shares and units at March 31,	118,462	118,338

(1)

For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, expected to be filed with the SEC on or about April 29, 2021.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	March 31, 2021	December 31, 2020
Assets
Real estate assets:
Land	$1,955,627	$1,929,181
Buildings and improvements and other	12,176,205	12,065,244
Development and capital improvements in progress	295,933	283,477
	14,427,765	14,277,902
Less: Accumulated depreciation	(3,544,517)	(3,415,105)
	10,883,248	10,862,797
Undeveloped land	34,548	60,993
Investment in real estate joint venture	43,211	43,325
Real estate assets, net	10,961,007	10,967,115

Cash and cash equivalents	32,620	25,198
Restricted cash	10,755	10,417
Other assets	187,996	192,061
Total assets	$11,192,378	$11,194,791

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,291,332	$4,077,373
Secured notes payable	366,253	485,339
Accrued expenses and other liabilities	497,432	528,274
Total liabilities	5,155,017	5,090,986

Redeemable common stock	17,828	15,397

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,142	1,141
Additional paid-in capital	7,182,771	7,176,793
Accumulated distributions in excess of net income	(1,367,347)	(1,294,182)
Accumulated other comprehensive loss	(11,859)	(12,128)
Total MAA shareholders’ equity	5,804,716	5,871,633
Noncontrolling interests - Operating Partnership units	204,336	206,927
Total Company’s shareholders’ equity	6,009,052	6,078,560
Noncontrolling interests - consolidated real estate entities	10,481	9,848
Total equity	6,019,533	6,088,408
Total liabilities and equity	$11,192,378	$11,194,791

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended March 31,
	2021	2020
Net income available for MAA common shareholders	$46,271	$35,726
Depreciation and amortization of real estate assets	129,752	124,846
Loss on sale of depreciable real estate assets	—	29
Depreciation and amortization of real estate assets of real estate joint venture	155	152
Net income attributable to noncontrolling interests	1,671	1,304
Funds from operations attributable to the Company	177,849	162,057
Loss on embedded derivative in preferred shares (1)	15,108	27,638
Loss on sale of non-depreciable real estate assets	—	376
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(1,284)	77
Net casualty loss and other settlement proceeds (3)	2,355	847
Loss (gain) on debt extinguishment (1)	37	(1)
Non-routine legal costs and settlements (1)	(16)	40
COVID-19 related costs (1)	310	196
Mark-to-market debt adjustment (4)	83	(34)
Core funds from operations	194,442	191,196
Recurring capital expenditures	(12,585)	(14,574)
Core adjusted funds from operations	181,857	176,622
Redevelopment capital expenditures	(22,732)	(13,948)
Revenue enhancing capital expenditures	(7,179)	(7,928)
Commercial capital expenditures	(1,054)	(395)
Other capital expenditures	(5,679)	(5,590)
Funds available for distribution	$145,213	$148,761

Dividends and distributions paid	$121,401	$118,337

Weighted average common shares - diluted	114,575	114,494
FFO weighted average common shares and units - diluted	118,456	118,344

Earnings per common share - diluted:
Net income available for common shareholders	$0.40	$0.31

Funds from operations per Share - diluted	$1.50	$1.37
Core funds from operations per Share - diluted	$1.64	$1.62
Core adjusted funds from operations per Share - diluted	$1.54	$1.49

(1)	Included in Other non-operating expense in the Consolidated Statements of Operations.
(2)	For the three months ended March 31, 2021, $1.6 million of gains from unconsolidated limited partnerships are offset by $0.3 million of income tax expense.
(3)

During the three months ended March 31, 2021, MAA incurred $16.9 million in casualty losses related to winter storm Uri (primarily building repairs, landscaping and asset write-offs).  The majority of the storm costs are expected to be reimbursed through insurance coverage.  A receivable has been recognized in Other non-operating expense for the amount of the recorded losses that MAA expects to be recovered.  Additional costs related to the storm that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are reflected in this adjustment.  The adjustment is primarily included in Other non-operating expense in the Consolidated Statements of Operations.

(4)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net Operating Income
Same Store NOI	$252,730	$254,338	$255,034
Non-Same Store and Other NOI	9,807	9,309	9,892
Total NOI	262,537	263,647	264,926
Depreciation and amortization	(131,503)	(129,585)	(126,388)
Property management expenses	(12,939)	(13,236)	(14,643)
General and administrative expenses	(12,979)	(11,677)	(13,264)
Interest expense	(39,672)	(40,952)	(43,482)
Gain (loss) on sale of depreciable real estate assets	—	16	(29)
Gain (loss) on sale of non-depreciable real estate assets	—	29	(376)
Other non-operating (expense) income	(15,913)	18,504	(28,532)
Income tax expense	(999)	(795)	(667)
Income from real estate joint venture	332	348	407
Net income attributable to noncontrolling interests	(1,671)	(2,957)	(1,304)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)
Net income available for MAA common shareholders	$46,271	$82,420	$35,726

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	December 31, 2020
Net income	$48,864	$37,952	$274,927	$264,015
Depreciation and amortization	131,503	126,388	515,957	510,842
Interest expense	39,672	43,482	163,752	167,562
Income tax expense	999	667	3,659	3,327
EBITDA	221,038	208,489	958,295	945,746
Gain on sale of depreciable real estate assets	—	29	(38)	(9)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	339	336	1,352	1,349
EBITDAre	221,377	208,854	959,609	947,086
Loss (gain) on embedded derivative in preferred shares (1)	15,108	27,638	(15,092)	(2,562)
Loss (gain) on sale of non-depreciable real estate assets	—	376	(1,400)	(1,024)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(1,284)	77	(6,118)	(4,757)
Net casualty loss and other settlement proceeds (3)	2,355	847	1,992	484
Loss (gain) on debt extinguishment (1)	37	(1)	382	344
Non-routine legal costs and settlements (1)	(16)	40	(94)	(38)
COVID-19 related costs (1)	310	196	3,650	3,536
Mark-to-market debt adjustment (4)	83	(34)	192	75
Adjusted EBITDAre	$237,970	$237,993	$943,121	$943,144
(1)	Included in Other non-operating expense in the Consolidated Statements of Operations.
(2)

For the three months ended March 31, 2021, $1.6 million of gains from unconsolidated limited partnerships are offset by $0.3 million of income tax expense.  For the twelve months ended March 31, 2021, $7.3 million of gains from unconsolidated limited partnerships are offset by $1.2 million of income tax expense.  For the twelve months ended December 31, 2020, $5.6 million of gains from unconsolidated limited partnerships are offset by $0.8 million of income tax expense.

(3)

During the three and twelve months ended March 31, 2021, MAA incurred $16.9 million in casualty losses related to winter storm Uri (primarily building repairs, landscaping and asset write-offs).  The majority of the storm costs are expected to be reimbursed through insurance coverage.  A receivable has been recognized in Other non-operating expense for the amount of the recorded losses that MAA expects to be recovered.  Additional costs related to the storm that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are reflected in this adjustment.  The adjustment is primarily included in Other non-operating expense in the Consolidated Statements of Operations.

(4)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	March 31, 2021	December 31, 2020
Unsecured notes payable	$4,291,332	$4,077,373
Secured notes payable	366,253	485,339
Total debt	4,657,585	4,562,712
Cash and cash equivalents	(32,620)	(25,198)
Net Debt	$4,624,965	$4,537,514

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	March 31, 2021	December 31, 2020
Total assets	$11,192,378	$11,194,791
Accumulated depreciation	3,544,517	3,415,105
Gross Assets	$14,736,895	$14,609,896

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	March 31, 2021	December 31, 2020
Real estate assets, net	$10,961,007	$10,967,115
Accumulated depreciation	3,544,517	3,415,105
Cash and cash equivalents	32,620	25,198
Gross Real Estate Assets	$14,538,144	$14,407,418

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions.  FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

OTHER KEY DEFINITIONS (Continued)

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been identified for disposition, communities that have undergone a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP’s bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com